Exhibit 4.4

WARRANT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE SECURITIES ACT OR A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION FOR SUCH SALE, OFFER, TRANSFER OR OTHER ASSIGNMENT IS AVAILABLE UNDER THE SECURITIES ACT AND SUCH STATE LAWS. THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES IN A MANNER THAT COMPLIES WITH THE SECURITIES ACT.

MSO HOLDINGS, INC.

No. ______	Issue Date: May 9, 2006

        MSO Holdings, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, [______________] or its registered assigns (the “Holder”), is entitled to purchase from the Company a certain number of shares of capital stock of the Company as set forth in Section 2 of this warrant (such shares, the “Warrant Shares”). This Warrant may be exercised from time to time and at any time in whole or in part prior to the Expiration Date and is subject to the terms and conditions set forth below.

    1.     Definitions. As used in this Warrant, the following terms shall have the respective definitions set forth in this Section 1. Capitalized terms that are used and not defined in this Warrant that are defined in the Purchase Agreement (as defined below) shall have the respective definitions set forth in the Purchase Agreement.

        (a)     “Action” means any action, suit, inquiry, comment letter, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any subsidiary of the Company or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

        (b)     “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed to be issued pursuant to Section 10) by the Company after the date of this Warrant, other than Permitted Securities.

        (c)     “Commission” means the Securities and Exchange Commission.

        (d)     “Common Stock” means the Company’s common stock, par value $0.001 per share.

        (e)     “Convertible Notes” shall have the meaning ascribed to such term in the Purchase Agreement.

        (f)     “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

        (g)     “Current Market Value” means the fair market value of the shares of Warrant Shares as determined as follows:

(i) if the Warrant Shares are traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the Warrant Shares on such exchange or market over the five (5) trading day period ending three (3) days prior to the date of determination;

(ii) if the Warrant Shares are actively traded over-the-counter, the value shall be deemed to be the average of the closing prices over the five (5) trading day period ending three (3) days prior to the date of determination; or

(iii) if there is no active public market for the Warrant Shares, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

        (h)     “Date of Exercise” means the date on which the Holder shall have delivered to Company: (i) the Exercise Notice (with the Warrant Exercise Log attached to it), appropriately completed and duly signed and (ii) the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased.

        (i)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        (j)     “Expiration Date” means the third anniversary of the date of this Warrant.

        (k)     “Exercise Notice” means the notice attached hereto as Exhibit A.

        (l)     “Exercise Price” means $0.25, subject to adjustment in accordance with Section 10 hereof.

        (m)     “Fundamental Transaction” has the meaning set forth in Section 10(b).

        (n)     “New Warrant” means a new Warrant, in substantially the form of this Warrant, issued upon any registration or transfer of this Warrant.

        (o)     “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

        (p)     “Permitted Securities” shall mean (i) the Convertible Notes and Warrants issued or to be issued pursuant to the Purchase Agreement, (ii) the shares of capital stock issuable upon conversion of the Convertible Notes, (iii) the shares of Common Stock issuable upon conversion of the Preferred Stock, (iv) the shares of capital stock issuable upon exercise of the Warrants ( and any Common Stock into which such capital stock is convertible), (v) shares of Common Stock issuable upon exercise of warrants outstanding on the date hereof, (vi) up to 2,305,356 shares of Common Stock (or options, warrants or rights therefor) (such number of shares to be calculated net of any repurchases and cancellations of such shares by the Company and net of any such expired or terminated options, or rights and to be proportionally adjusted to reflect any stock splits, stock dividends, recapitalizations or the like) granted, issued or issuable to employees, officers, directors, contractors, consultants or advisers to the Company pursuant to the Company’s 2004 Equity Incentive Plan, or non-plan option agreements or other arrangements approved by the Board of Directors of the Company; (vii) shares of Common Stock, or options, warrants or rights to purchase Common Stock, issued to financial institutions or lessors in connection with equipment lease financing arrangements, real estate leases, credit arrangements, debt financings or other similar commercial transactions approved by the Company’s Board of Directors; (viii) shares of Common Stock issuable upon exercise of options, warrants, convertible securities or rights to purchase any securities of the Company outstanding as of the date of this Warrant and any securities issuable upon the conversion thereof; (ix) Shares of Common Stock, or options, warrants or rights to purchase Common Stock, issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors; (x) shares of Common Stock issued or issuable by the Company in a public offering prior to or in connection with which all outstanding shares of the Company’s Preferred Stock will be converted to Common Stock; and (xi) warrants or options to purchase Common Stock or Preferred Stock issued to independent consultants and/or non-employee directors provided that such consultants or directors provide bona fide services to the corporation and that each such issuance is approved by the Board of Directors.

        (q)     “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

        (r)     “Preferred Stock” means the Company’s Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock, without distinction.

        (s)     “Purchase Agreement” means the Securities Purchase Agreement dated as of the date of this Warrant to which the Company and the original Holder are parties.

        (t)     “Securities Act” means the Securities Act of 1933, as amended.

        (u)     “Series A Convertible Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.001 per share.

        (v)     “Series A-1 Convertible Preferred Stock” means the Company’s Series A-1 Convertible Preferred Stock, par value $0.001 per share.

        (w)     “Warrant Exercise Log” means the Warrant Exercise Log attached to the Exercise Notice.

        (x)     “Warrant Register” means the records to be maintained by the Company for the purpose of tracking the registered holder of the Warrant.

        (y)     “Warrant Shares” means the shares of capital stock issuable upon exercise of the Warrants issued pursuant to the Purchase Agreement.

    2.     Warrant Shares. If the Convertible Notes held by the Holder of this Warrant are converted into equity securities of the Company in a Qualified Financing (as defined in the Convertible Notes) (the “Qualified Equity Securities”), then the term “Warrant Shares” means the Qualified Equity Securities, and this Warrant shall be exercisable for a number of Qualified Equity Securities equal to the outstanding principal balance at the time of exercise under the Convertible Notes held by the Holder, divided by the price per share of the Qualified Equity Securities. Prior to a Qualified Financing or if such Convertible Notes are not converted into Qualified Equity Securities at the closing of a Qualified Financing, then the term “Warrant Shares” means the Series A-1 Preferred Stock of the Company, and this Warrant shall be exercisable for a number of shares of Series A-1 Preferred Stock equal to the outstanding principal balance at the time of exercise under the Convertible Notes held by the Holder, divided by $0.25 (as adjusted in the same manner as the Exercise Price may be adjusted pursuant to Section 10 hereof).

    3.     Registration of Warrant. The Company shall register this Warrant in the Warrant Register, in the name of the record Holder hereof from time to time. The Holder agrees that it may not transfer this Warrant as to more than the number of Warrant Shares remaining to be exercised as shown on the most updated Warrant Exercise Log, and any purported transfer in excess of such number of Warrant Shares shall have no effect. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

    4.     Registration of Transfers. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, and a legal opinion as contemplated by the legend on page 1 of this Warrant, to the Company at its address specified herein. Upon any such registration or transfer, a New Warrant, evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

    5.     Exercise and Duration of Warrant. This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the date hereof to and including 6:30 p.m. New York City time on the Expiration Date. At 6:30 p.m., New York City time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. The Company may not call or redeem any portion of this Warrant without the consent of the Holder.

    6.     Delivery of Warrant Shares.

        (a)     To acquire Warrant Shares under this Warrant, the Holder shall not be required to physically surrender this Warrant unless the aggregate number of Warrant Shares then represented by this Warrant is being exercised. Upon delivery of a written notice, in the form of the Exercise Notice to the Company (together with the Warrant Exercise Log attached thereto) at its address for notice set forth herein and upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, the Company shall promptly (but in no event later than three (3) business days after the Date of Exercise) issue and deliver to the Holder, a certificate representing the number of Warrant Shares to which such exercise pertains, which, unless otherwise required by the Purchase Agreement, shall be free of restrictive legends.

        (b)     The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares upon exercise of the Warrant as required pursuant to the terms hereof.

    7.     Charges, Taxes and Expenses. Issuance and delivery of Warrant Shares upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or Warrant Shares upon exercise hereof.

    8.     Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

    9.     Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 10); provided, however, that the Holder acknowledges and agrees that the Series A-1 Preferred Stock shall not be authorized or reserved until such time as the waiting period applicable to the definitive Information Statement has expired and the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. If at any time prior to the Expiration Date, the number of authorized but unissued Warrant Shares shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Warrant Shares as shall be sufficient for such purposes. The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable.

    10.     Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 10.

        (a)     Stock Splits and Combinations. If the Company shall at any time or from time to time after the date of this Warrant effect a subdivision of the outstanding Warrant Shares, the Exercise Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the date of this Warrant combine the outstanding shares of Warrant Shares, the Exercise Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this clause shall become effective at the close of business on the date the subdivision or combination becomes effective.

        (b)     Fundamental Transactions. If, at any time while this Warrant is outstanding, (1) the Company effects any merger or consolidation of the Company with or into another Person, (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then the Holder shall have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets (including cash) as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such Fundamental Transaction not taken place. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity and Holder to comply with the provisions of this Section 10.

        (c)     Certain Events. If any change in the outstanding Warrant Shares or any other event occurs as to which the other provisions of this Section 10 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under this Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as to give the Holder of the Warrant upon exercise for the same aggregate Exercise Price the total number, class and kind of shares as he would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

        (d)     Adjustments to Exercise Price for Certain Dilutive Issuances.

(i) Deemed Issue of Additional Shares of Common Stock.

(A) If the Company at any time or from time to time after the date of this Warrant shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Exercise Price pursuant to the terms of clause (ii) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Exercise Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Exercise Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (i) the Exercise Price on the original adjustment date, or (ii) the Exercise Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security, the issuance of which did not result in an adjustment to the Exercise Price pursuant to the terms of clause (ii) below (either because the consideration per share of the Additional Shares of Common Stock subject thereto was equal to or greater than the Exercise Price then in effect, or because such Option or Convertible Security was issued before the date of this Warrant), are revised after the date of this Warrant (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of clause (ii) below, the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Security never been issued.

(ii) Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the date of this Warrant issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to clause (i) above), without consideration or for a consideration per share less than the applicable Exercise Price in effect immediately prior to such issue, then the Exercise Price shall be reduced, concurrently with such issue, to the price per share of any such Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to clause (i) above).

        (e)     Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary of the Company, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company (but only to the extent such disclosure would not result in the dissemination of material, non-public information to the Holder), then the Company shall deliver to the Holder a copy of the press release or similar public notice utilized by the Company describing the material terms and conditions of such transaction (or if no such public notice is given or does not contain all such material terms and conditions, a separate notice containing such material terms and conditions), at least twenty (20) calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to any such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. Notwithstanding the foregoing, the delivery of the notice described in this Section 10(e) is not intended to and shall not bestow upon the Holder any voting rights whatsoever.

        (f)     Dividends. Upon any exercise of this Warrant at a time when there are dividends or distributions unpaid as to Warrant Shares and as to which the dividend date or other date fixed for payment has passed, then, (i) to the fullest extent permitted by law, such unpaid dividends or distributions shall be paid by the Company contemporaneously with the exercise of this Warrant as to the Warrant Shares issued upon such exercise, and (i) to the extent payment of such unpaid dividends or distributions is not legally permitted, then the Exercise Price shall be further adjusted by increasing the number of Warrant Shares issuable upon exercise of this Warrant to take into account the value of such unpaid dividends or other distributions in determining the amount of Warrant Shares to be issued upon exercise of this Warrant.

        (g)     Calculations. All calculations under this Section 10 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

        (h)     Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 10, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

        (i)     Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 10, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Exercise Price then in effect, and (iii) the number of Warrant Shares and the amount, if any, of other property which then would be received upon the exercise of this Warrant.

    11.     Payment of Exercise Price. The Holder shall pay the Exercise Price in one of the following manners:

        (a)     Cash Exercise. Payment may be made in cash or by certified or official bank check payable to the order of the Company.

        (b)     Cashless Exercise. In lieu of payment of the Exercise Price as provided in clause (a), the Holder may elect a cashless net exercise. In the case of such cashless net exercise, the Holder shall surrender this Warrant for cancellation and receive in exchange therefor the full number of duly authorized, validly issued, fully paid and nonassessable Warrant Shares as is computed using the following formula:

X = Y * (A – B)
     A

where:

X =	the number of shares of Warrant Shares to be issued to the Holder upon cashless exercise of this Warrant

Y =	the total number of shares Warrant Shares covered by this Warrant which the Holder has surrendered at such time for cashless exercise (including both shares to be issued to the Holder upon cashless exercise of this Warrant and shares to be cancelled as payment therefor)

A =	the Current Market Value as of the business day on which the Holder surrenders this Warrant to the Company

B =	the Exercise Price then in effect under this Warrant at the time at which the Holder surrenders this Warrant to the Company

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

    12.    No Fractional Shares. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant and in lieu thereof, any fractional shares shall be rounded down to the nearest whole.

    13.    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 16 prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 13 on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	MSO Holdings, Inc. 2333 Waukegan Road, Suite 175 Bannockburn, Illinois 60015 Attn: Chief Executive Officer Fax: (847) 267-1728

If to a Holder:	To the address of the Holder on the books and records of the Company;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

    14.    Warrant Agent. The Company shall serve as Warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new Warrant agent. Any corporation into which the Company or any new Warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new Warrant agent shall be a party or any corporation to which the Company or any new Warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor Warrant agent under this Warrant without any further act. Any such successor Warrant agent shall promptly cause notice of its succession as Warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

    15.    Miscellaneous.

        (a)     This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

        (b)     All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of Delaware, without regard to its conflicts of laws principles.

        (c)     The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

        (d)     In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

        (e)     Subject to the provisions of Section 10 hereof, prior to exercise of this Warrant, the holder hereof shall not, by reason of by being a holder hereof, be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

        (f)     This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

[Signatures Follow]

        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

MSO HOLDINGS, INC.
By:____________________________________
Steven Straus
Its President

EXHIBIT A
EXERCISE NOTICE
MSO HOLDINGS, INC.
WARRANT ORIGINALLY ISSUED MAY __, 2006
WARRANT NO. __________

        The undersigned hereby irrevocably elects to purchase _____________ shares of _________________ pursuant to the above referenced Warrant, and, if such Holder is not utilizing the cashless exercise provision set forth in Section 11(b) of the Warrant, encloses herewith $________ in cash, certified or official bank check or checks or other immediately available funds, which sum represents the aggregate Exercise Price for the number of Warrant Shares to which this Exercise Notice relates, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

        The undersigned requests that certificates for the Warrant Shares issuable upon this exercise be issued in the name of ___________________________________.

PLEASE INSERT SOCIAL SECURITY OR
TAX IDENTIFICATION NUMBER____________

(Please print name and address)

A-1

Warrant Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised

A-2

MSO HOLDINGS, INC.
WARRANT ORIGINALLY ISSUED ______________ __, 2006
WARRANT NO. __________

FORM OF ASSIGNMENT

        [To be completed and signed only upon transfer of Warrant]

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase ____________ shares of ______________ to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:_______________, ____

_______________________________________
(Signature must conform in all respects to name of
holder as specified on the face of the Warrant )
_______________________________________
Address of Transferee
_______________________________________
_______________________________________

In the presence of:

_________________________

A-3